Exhibit 99.1

Oxus Acquisition Corp. Files Registration Statement on Form S-4, Marking Major Step in its Proposed Business Combination with Borealis Foods Inc.

New York, Aug. 16, 2023 (GLOBE NEWSWIRE) -- Oxus Acquisition Corp. (“Oxus”) (NASDAQ:OXUS), a Special Purpose Acquisition Company (SPAC), and Borealis Foods Inc. (“Borealis”) announced today the filing of the registration statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), marking a significant advance in Oxus’ proposed business combination with Borealis (the “Proposed Transaction”).

This filing brings Oxus closer to realizing its goal of helping to address global food and nutritional challenges, in partnership with an innovative food technology company Borealis.

The Oxus team has been led by CEO Kanat Mynzhanov and Non-Executive Chairman Kenges Rakishev.

Borealis, under the leadership of its co-founder and CEO Reza Soltanzadeh, is a notable entity in the food technology industry. The company has developed a range of plant-based meals, including the world’s first plant-based high-protein ramen, complete with 20-grams of protein.

Borealis has increased its gross revenues from $14.3 million in 2021 to $27.5 million in 2022 million representing a 92.7% year-over-year growth. In the three months ended March 31, 2023 its gross revenues were $8.7 million. Borealis’ financial results for the year ended December 31, 2022 and the three months ended March 31, 2023 and related disclosures can be found in the Registration Statement, which Oxus encourages all interested parties to read.

Kanat Mynzhanov, CEO of Oxus, praised the partnership, stating, “Borealis is uniquely positioned to revolutionize the global food industry. We believe Borealis offers a potential pathway to a more sustainable future and is positioned to play an important role in the fight against world hunger.”

The filing of the Registration Statement is a result of the collective efforts of Oxus and Borealis and illustrates the companies’ alignment in their mission to bring affordable, sustainable food solutions to a broader market.

The Proposed Transaction is currently expected to be completed late in the fourth quarter of 2023.

The Registration Statement contains a preliminary proxy statement and prospectus in connection with the Proposed Transaction. While the Registration Statement has not yet become effective and the information contained therein is subject to change, it provides important information about Oxus, Borealis and the Proposed Transaction.

Borealis’ future strategy includes investments in innovation, supply chain capabilities, manufacturing, and marketing, reflecting a belief in the accelerating demand for their products across retail and e-commerce channels. The collaboration with Oxus represents both an expansion and a strategic alignment with a partner who shares Borealis’ values.

Additional Information and Where to Find It

This communication relates to the proposed transaction but does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed transaction. Oxus has filed with the SEC the Registration Statement relating to the Proposed Transaction. When available, the definitive proxy statement/prospectus and other relevant materials will be sent to all Oxus shareholders as of a record date to be established for voting on the Proposed Transaction. Oxus also will file other documents regarding the Proposed Transaction with the SEC. Before making any voting decision, investors, and securities holders of Oxus are urged to read the Registration Statement, the proxy statement/prospectus, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about Oxus, Borealis and the Proposed Transaction.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Oxus through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Oxus may be obtained free of charge from Oxus’s website at https://www.oxusacquisition.com/or by written request to Oxus at Oxus Acquisition Corp., 300/26 Dostyk Avenue, Almaty, Kazakhstan 050020.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PRESS RELEASE, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in Solicitation

Oxus and Borealis and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Oxus’ shareholders in connection with the Proposed Transaction. Information about Oxus’ directors and executive officers and their ownership of Oxus’ securities as well as information regarding Borealis’ directors and officers is set forth in Oxus’ filings with the SEC, including the Registration Statement. Additional information regarding the names and interests in the Proposed Transaction of Oxus’ and Borealis’ respective directors and officers and other persons who may be deemed participants in the Proposed Transaction may be obtained by reading the definitive proxy statement/prospectus regarding the Proposed Transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication  is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Oxus or Borealis, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or exemptions therefrom.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Borealis and Oxus, including statements regarding the benefits of the proposed transaction, the anticipated timing of the completion of the proposed transaction, the products offered by Borealis and the markets in which it operates, the expected total addressable market for the products offered by Borealis, the sufficiency of the net proceeds of the proposed transaction to fund Borealis’ operations and business plan and Borealis’ projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to material risks and uncertainties and other factors, many of which are outside the control of Borealis. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the Proposed Transaction may not be completed in a timely manner or at all; (ii) the risk that the Proposed Transaction may not be completed by Oxus’ business combination deadline and the potential failure to obtain an extension of the business combination deadline sought by Oxus; (iii) the failure to satisfy the conditions to the consummation of the Proposed Transaction, including the adoption of the business combination agreement by the shareholders of Oxus and Borealis, the satisfaction of the minimum trust account amount following redemptions by Oxus’ public shareholders and the receipt of certain governmental and regulatory approvals, among other closing conditions; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the effect of the announcement or pendency of the Proposed Transaction on Borealis’ business relationships, performance, and business generally; (vii) risks that the Proposed Transaction disrupts current plans and operations of Borealis; (viii) the outcome of any legal proceedings that may be instituted against Borealis, Oxus or others related to the business combination agreement or the proposed transaction; (ix) the ability to meet listing standards of the Nasdaq Stock Market LLC at or following the consummation of the Proposed Transaction; (x) the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by a variety of factors, including changes in the competitive and highly regulated industries in which Borealis operates, variations in performance across competitors and partners, changes in laws and regulations affecting Borealis’ business, the ability of Borealis and the post-combination company to retain its management and key employees and general economic and financial market trends, disruptions and risks; (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transaction; (xii) the risk that Borealis will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xiii) the risk that the combined company experiences difficulties in managing its growth and expanding operations; (xiv) the risk of product liability or regulatory lawsuits or proceedings relating to Borealis’ business; (xv) the risk that Borealis is unable to secure or protect its intellectual property; (xvi) the effects of COVID-19 or other public health crises on Borealis’ business and results of operations and the global economy and geopolitical climate generally; and (xvii) costs incurred in connection with the Proposed Transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Oxus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the Registration Statement and other documents filed by Oxus from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially adversely from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Borealis and Oxus assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Borealis nor Oxus gives or can give any assurance that either Borealis or Oxus will achieve its expectations.

Non-GAAP Financial Measures

This press release uses year-over-year growth, which is a non-GAAP financial measure, to present the financial performance of Borealis. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Borealis’ operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe that non-GAAP financial measures are useful to investors because such results may provide additional insights into trends in Borealis’ business. The presentation of these measures may not be comparable to similarly titled measures of other companies’ reports. You should review Borealis’ audited financial statements, which are included in the Registration Statement.

Media Contact:

Oxus Acquisition Corp.

rpl@pedrosa.uk

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